State of Delaware
Secretary of State
Division of Corporations
Delivered 01:07 PM 04/20/2007
FILED 12:27 PM 04/20/2007
SRV 070459058 - 2580932 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

EyeTel Imaging, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is EyeTel Imaging, Inc..
2. That a Certificate of Amendment
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on April 19, 2007
   and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)
   The Certificate was executed by an unauthorized signatory.
4. Article ________ of the Certificate is corrected to read as follows:
   The signature page of the Certificate is corrected as reflected on Exhibit A hereto.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 20th day of April, A.D. 2007.

By: /s/John Garbarino
Authorized Officer

Name: John Garbarino
Print or Type

Title: President

EXHIBIT A

IN WITNESS WHEREOF, EYETEL IMAGING, INC. has caused this Certificate of Amendment to be executed by its President as of the date first written above.

EYETEL IMAGING, INC.

By: /s/ John Garbarino
John Garbarino
President